Exhibit 99.1
FDIC APPROVES MERGER OF GOLD COAST BANK INTO INVESTORS BANK;
INVESTORS BANCORP, INC. AND GOLD COAST BANCORP, INC. ANNOUNCE
STOCK/CASH MERGER CONSIDERATION ELECTION DEADLINE IS APRIL 2, 2020
Short Hills, N.J. and Islandia, N.Y. - (PRNewswire) - March 10, 2020. Investors Bancorp, Inc. (NASDAQ: ISBC) (“Investors Bancorp”), the parent company of Investors Bank, and Gold Coast Bancorp, Inc. (OTC: GLDT) (“Gold Coast Bancorp”), the parent company of Gold Coast Bank, announced today that the Federal Deposit Insurance Corporation has approved the merger of Gold Coast Bank with and into Investors Bank. In addition, Investors Bancorp has obtained a waiver from the Board of Governors of the Federal Reserve System with respect to the merger of Gold Coast Bancorp with and into Investors Bancorp. The New Jersey Department of Banking and Insurance and the New York Department of Financial Services have also approved the mergers. The shareholders of Gold Coast Bancorp approved the bank holding company merger in December 2019.
The mergers are expected to be completed on April 3, 2020, subject to the satisfaction of a number of customary closing conditions set forth in the Agreement and Plan of Merger dated as of July 24, 2019 between Investors Bancorp and Gold Coast Bancorp (the “Merger Agreement”).
As previously announced, under the terms of the Merger Agreement, the shareholders of Gold Coast Bancorp can elect to receive, for each Gold Coast Bancorp common share held, either cash or shares of Investors Bancorp common stock in connection with the bank holding company merger, although such elections are subject to the proration and allocation procedures set forth in the Merger Agreement. Investors Bancorp and Gold Coast Bancorp announced today that the deadline for Gold Coast Bancorp shareholders to elect the form of consideration they wish to receive in connection with the bank holding company merger is 5:00 p.m. Eastern Time on April 2, 2020. Accordingly, an election will be valid only if a properly completed and signed election form and letter of transmittal, together with all required documents and materials set forth in the election form and letter of transmittal and the instructions thereto, is received by Computershare, Inc., the exchange agent for the bank holding company merger, by 5:00 p.m. Eastern Time on April 2, 2020. Gold Coast Bancorp shareholders who hold their shares through a bank, broker or other nominee may be subject to an earlier deadline and should carefully read the instructions they receive from their bank, broker or nominee regarding making elections for their shares. Gold Coast Bancorp shareholders with questions should contact Georgeson LLC, the information agent for the merger, toll free at (866) 695-6075.

About Investors Bancorp, Inc.
Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey and 147 branches located throughout New Jersey and New York.
About Gold Coast Bancorp, Inc.
Gold Coast Bancorp, Inc. is the holding company for Gold Coast Bank, which is headquartered in Islandia, New York and has additional branches located in Huntington, Setauket, Farmingdale, Mineola, Southampton and Brooklyn, New York.
Forward Looking Statements
This communication contains forward-looking statements with respect to the proposed mergers that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Neither Investors Bancorp nor Gold Coast Bancorp assumes any obligation for updating any such forward-looking statements at any time.

Investor Relations Contacts
Investors Bancorp, Inc.
Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Gold Coast Bancorp, Inc.
Contact: Catherine Califano
(631) 233-8600
ccalifano@gcbny.com